TOLL BROTHERS, INC. & SUBSIDIARIES         EXHIBIT 11

                   STATEMENT:  COMPUTATION OF EARNINGS PER SHARE
                      (In thousands except per share amounts)

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                                                YEAR ENDED OCTOBER 31,
                                             1995        1994      1993

Net income per income statement           $49,932     $36,177    $28,058

Addback:  Interest on
 convertible debentures, net
 of income taxes                            1,585       1,285
                                          -------     -------    -------

Net income (Fully diluted)                $51,517     $37,462    $28,058
                                          =======     =======    =======

Earnings per share:
  Primary                                 $  1.47     $  1.08    $   .84

  Fully Diluted                           $  1.41     $  1.05    $   .84

PRIMARY SHARES:
Weighted average shares
  outstanding                              33,510      33,398     33,231

Common stock equivalents -
  stock options                               399         228        236
                                          -------     -------    -------

  TOTAL                                    33,909      33,626     33,467
                                          =======     =======    =======

FULLY DILUTED SHARES:
Weighted average share
  outstanding                              33,510      33,379     33,231

Common stock equivalents -
  stock options                               690         256        352

Shares issuable on conversion
  of subordinated debentures                2,451       2,029
                                          -------     -------     -------
  TOTAL                                    36,651      35,664      33,583
                                          =======     =======     =======
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